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                                                                 Exhibit 10.16

                                  GENRAD, INC.
                               SEVERANCE AGREEMENT


         This is an AGREEMENT entered into between GenRad, Inc. (the "Company") and Brian C. Quirk ("Executive") effective as of the 21st day of August, 1998.

         Executive is a key executive of the Company and a vital part of its management. In consideration of Executive's continued employment with the Company, the parties agree as follows:

         1. TERM; WINDOW PERIOD. The term during which this Agreement (the "Agreement") will be in effect (the "Term of the Agreement") will begin on August 21, 1998 (the "Effective Date") and, except as provided below, will terminate on the date which is two years from the date the Company advises the Executive in writing that it is terminating this Agreement. If a Change of Control (as defined in Exhibit A) occurs during the Term of the Agreement, the Agreement will remain in effect until all obligations hereunder have been discharged. The period starting on the date of such a Change of Control and ending on the third anniversary of the Change of Control will be a "Window Period" during which special provisions of this Agreement will apply.

         2. POSITIONS AND DUTIES. Subject to the provisions of the Agreement:

              2.1 Executive will serve as Vice President, Manufacturing Operations, of the Company with responsibilities consistent with these positions.

              2.2 Executive will be a full-time employee of the Company and, except for reasonable work-related travel, will perform his duties at the Company's headquarters location or, if different, the location at which he now principally performs his employment duties for the Company.

              2.3 Executive will devote his entire business time and attention and his best efforts to the duties and services of his positions. However, Executive may serve on boards of directors of other businesses and attend to personal investments and community and charitable service, provided that such activities are not competitive with the business of the Company and do not interfere with the performance of Executive's duties to the Company.

         3. COMPENSATION AND BENEFITS. During the term of the Agreement, the Company will provide compensation and benefits to Executive as follows:

              3.1 BASE SALARY. Executive's base salary as of the Effective Date will be $150,000 per year, payable in accordance with the applicable payroll practices of the Company. The company will review Executive's base salary annually, and Executive will receive such increases in base salary, if any, for each succeeding year as the Board of


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Directors of the Company (the "Board") determines in its sole discretion.
Executive's Base Salary will not be decreased during the Term of the Agreement except as part of a general reduction in which the base salaries of all corporate officers of the Company have been decreased and will not be decreased during a Window Period without Executive's prior written agreement.

              3.2 PERFORMANCE BONUS. Executive will be eligible for an annual performance bonus. Executive's bonus for any year ending during a Window Period will not be less than 100 percent of his bonus for the completed year immediately preceding the Change of Control.

              3.3 OTHER BENEFITS. Executive will be entitled to participate in all policies and arrangements (or in any successor or supplemental plans, policies or arrangements) generally made available to officers of the Company. Such benefits shall not be reduced during the Window Period.


         4. TERMINATION OF EMPLOYMENT; Severance Benefits.

              4.1 TERMINABILITY OF EMPLOYMENT. Either the Company or Executive may at any time terminate Executive's employment with the Company after giving 30 days' written notice to the other party. However, if Executive's employment terminates during the Term of the Agreement, the parties will be required to discharge the applicable obligations described in this Section 4 and elsewhere in this Agreement. If Executive's employment terminates at any time other than during the Term of the Agreement, Executive will have no rights under the Agreement.

              4.2 TERMINATION UPON DEATH OR DISABILITY. If Executive ceases to be an employee of the Company as a result of death or disability, the Executive will be entitled to receive the severance benefits set forth in Section 4.4. However, nothing in this Agreement is intended to interfere with the rights of Executive and his family or beneficiaries under other applicable plans, policies or arrangements of the Company. For purposes of this Section 4.2, the Company may terminate Executive's employment for "disability" if, because of physical or mental incapacity, Executive is unable for a period of 30 consecutive days to perform each of the material duties of his position and if determined by a qualified physician chosen by the Company (and, if during a Window Period, approved by the Executive or his conservator) to be probable that such incapacity will continue for an additional 60 consecutive days.

              4.3 TERMINATION BY THE COMPANY FOR CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON. If the Company terminates Executive's employment for Cause (as defined in this Section 4.3) or if Executive terminates his employment other than for Good Reason (as defined in Section 4.4), the Company will have no further obligation or liability to Executive hereunder other than for Base Salary earned and unpaid at the time of

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termination and compensation for accrued vacation, and the term of the Agreement will end when those amounts are paid.

              "Cause" mean (a) willful malfeasance or gross negligence in the performance by Executive of his duties, resulting in harm to the Company, (b) fraud or dishonesty by Executive with respect to the Company, or (c) Executive's conviction of a felony.

              4.4  BY THE COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON.

                      (a) ENTITLEMENT TO SEVERANCE BENEFITS. If, during the Term of the Agreement, the Company terminates Executive's employment without Cause, or if Executive terminates his employment for Good Reason, the Company will, subject to Section 5 below, provide severance benefits to Executive as set forth below in this Section 4.4.

                      "Good Reason" means (i) failure by the Company to maintain
              Executive in the positions described in Section 2 or assignment to Executive of duties materially inconsistent with such positions,
              (ii) failure by the Company to provide Executive with the compensation and benefits described in Section 3, or (iii) relocation of Executive's principal place of work to a location more than 50 miles from the previous location.

                      (b) NORMAL SEVERANCE BENEFITS. Except as provided in
              paragraph (c), the Company will provide severance benefits as follows:

                              (i) The Company will pay to Executive within 30 days of the termination a lump-sum cash amount equal to one hundred percent (100%) of his annual Base Salary in effect at the time of his termination (or, if his Base Salary has been reduced within 60 days of the termination, his Base Salary in effect prior to the reduction).

                              (ii) The Company will continue for a period of one year from the date of termination to provide Executive with the benefits set forth in Section 3.3 above. To the extent that the Company is unable to provide such benefits to Executive under its existing plans and arrangements, it will pay Executive cash amounts equal to the cost the Company would have incurred to provide these benefits.


                              (iii) Notwithstanding any contrary provisions of
                                    the plans or arrangements under which they are granted, all options to purchase Company stock held by Executive will immediately become exercisable.

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                      (c) SEVERANCE BENEFITS FOLLOWING A CHANGE OF CONTROL. If
              the termination occurs during a Window Period, the Company will, instead of the benefits prescribed in paragraph (b), provide severance benefits to Executive as follows:

                              (i) The Company will pay to Executive within 30 days of the termination a lump-sum cash amount equal to two hundred percent (200%) of the sum of (A) Executive's annual Base Salary in effect immediately prior to the termination (or, if his Base Salary has been reduced within 60 days of the termination or at any time after the Change of Control, his Base Salary in effect prior to the reduction), plus (B) an amount equal to the bonus earned by Executive for the fiscal year completed immediately prior to the termination.

                              (ii)  The Company will also pay to Executive
                                    within 30 days of the termination a pro-rata portion of his target bonus (provided for in Section 3.2 above) for the year of termination.

                              (iii) The Company will continue for a period of
                                    three years from the date of termination to provide Executive with the benefits set forth in Section 3.3 above. To the extent the Company is unable to provide such benefits to Executive under its existing plans and arrangements, it will either arrange to provide Executive with substantially similar benefits upon comparable terms or pay Executive cash amounts equal to Executive's cost of obtaining such benefits.

                              (iv) Notwithstanding any contrary provisions of the plans or arrangements under which they are granted, all options to purchase Company stock held by Executive will immediately become exercisable.


         5. LIMITATIONS ON SEVERANCE BENEFITS.

              5.1 Except as provided in Section 5.2 below, the payments and benefits to which Executive will be entitled under Section 4 of this Agreement will be reduced to the extent necessary to prevent Executive from becoming liable for the excise tax levied on certain "excess parachute payments" under section 4999 of the Internal Revenue Code of

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1986, as amended (the "Code"). If a reduction is made under this Section 5.1,
Executive will have the right to determine which payments and benefits will be reduced.

              5.2 The limitations of Section 5.1 will not apply if--

                        (i) the present value, net of all federal, state and other income and excise taxes, of all payments and benefits to which Executive is entitled hereunder without such limitations, exceeds

                        (ii) the present value, net of all federal, state and
                             other income and excise taxes, of all payments and benefits to which Executive would be entitled hereunder if such limitations applied.

              5.3 Determinations under this Section 5 will be made by the firm of certified public accountants then serving as the Company's auditor unless Executive has reasonable objections to the use of that firm, in which case the determinations will be made by a comparable firm chosen by Executive after consultation with the Company. The determinations of such firm will be binding upon the Company and Executive.

         6. WITHHOLDING. All payments required to be made by the Company to Executive under this Agreement will be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as may be required by law.

         7. FEES AND EXPENSES. In the event of Executive's termination of employment during a Window Period, the Company will pay any and all fees and expenses (including legal fees and other costs of arbitration or litigation) that may be incurred by Executive in enforcing his rights under this Agreement. If the termination of employment does not occur during a Window Period, the Company will pay that amount of such fees and expenses that bears the same ratio to the total fees and expenses as the dollar amount of payments and benefits determined to be payable to Executive bears to the total dollar amount of payments and benefits in dispute.


         8. NO DUTY TO MITIGATE. Benefits payable under this Agreement as a result of termination of Executive's employment will be considered severance pay in consideration of his past service and his continued service from the Effective Date, and his entitlement thereto will neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation that he may receive from other employment.

         9. CONFIDENTIALITY AND EXCLUSIVITY. Executive agrees to maintain the confidentiality of the Company's (and its related entities and projects) books, records, financial information, technical information, business plans and/or strategies, and other confidential matters unless required to make disclosure in the performance of his duties for the Company or as a result of a legal proceeding or other legally mandated cause. In the event of termination without Good Reason by Executive, other than such a

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termination occurring during a Window Period, Executive will not for one year following termination act as an executive officer for any company that directly competes against the Company. The parties recognize and agree that should the Company be required to pursue a claim against Executive under this Section 9, the Company will likely be required to seek injunctive relief as well as damages at law. Accordingly, Section 11, Arbitration, will not apply to any action by the Company against Executive for violation of this Section 9. Executive agrees for purposes of any disputes arising under this Section 9 to submit to the exclusive jurisdiction of the federal and state courts in the Commonwealth of Massachusetts.

         10. INDEMNIFICATION. To the extent permitted by law, the Company will defend, indemnify and hold Executive harmless from and against any and all losses, liabilities, damages, expenses (including attorneys' fees and costs), actions, causes of action or proceedings arising directly or indirectly from Executive's performance of this Agreement or services as an employee of the Company. Executive may retain his own counsel to defend himself in such actions, and the Company will pay for the reasonable costs and expense of such counsel. This indemnification is in addition to any right of indemnification to which Executive may be entitled under the Company's Articles of Organization and By-laws and any insurance policies that may be maintained by the Company.

         11. ARBITRATION. Except as otherwise provided in Section 9, any dispute or controversy between the parties involving the construction or application of any terms, covenants or conditions of this Agreement, or any claim arising out of or relating to this Agreement, or any claim arising out of or relating to Executive's employment by the Company that is not resolved within ten days by the parties will be settled by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company and Executive agree that the arbitrator(s) will have no authority to award punitive or exemplary damages or so-called consequential or remote damages such as damages for emotional distress. Any decision of the arbitrator(s) will be final and binding upon the parties. Upon request, the arbitrator(s) shall submit written findings of fact and conclusions of law. The parties agree and understand that they hereby waive their rights to a jury trial of any dispute or controversy relating to the matters specified above in this Section 11.

         12. RIGHTS OF SURVIVORS. If Executive dies after becoming entitled to benefits under Section 4 following termination of employment but before all such benefits have been provided, (a) all unpaid cash amounts will be paid to the beneficiary that have been designated by Executive in writing (the "beneficiary"), or if none, to Executive's estate, (b) all applicable insurance coverage will be provided to Executive's family as though Executive had continued to live, and (c) any stock options that become exercisable under
Section 4.4(b)(iii) or Section 4.4(iv) will be exercisable by the beneficiary, or if none, the estate.

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         13. SUCCESSORS. This Agreement will inure to and be binding upon the
Company's successors. The Company will require any successor to all or substantially all of the business and/or assets of the Company by sale, merger or consolidation (where the Company is not the surviving corporation), lease or otherwise, by agreement in form and substance satisfactory to Executive, to assume this Agreement expressly. This Agreement is not otherwise assignable by the Company.

         14. SUBSIDIARIES. For purposes of this Agreement, employment by a corporation or other entity that is controlled directly or indirectly by the Company will be deemed to be employment by the Company. Thus, references in the Agreement to "Company" include such corporations or other entities where appropriate in the context.

         15. AMENDMENT OR MODIFICATION; WAIVER. Except as provided in clause (1) of Exhibit A, this Agreement may not be amended unless agreed to in writing by Executive and the Company. No waiver by either party of any breach of this Agreement will be deemed a waiver of a subsequent breach.

         16. SEVERABILITY. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

         17. CONTROLLING LAW. This Agreement will be controlled and interpreted pursuant to Massachusetts law without regard to the conflict of laws principles thereof.

         18. SUPERSEDED AGREEMENT. This Agreement supersedes any prior or contemporaneous agreement between the parties with respect to the subject matter hereof.

         19. NOTICES. Any notices required or permitted to be sent under this Agreement are to be delivered by hand or mailed by registered or certified mail, return receipt requested, and addressed as follows:

              IF TO THE COMPANY:

              GenRad, Inc.
              7 Technology Park Drive
              Westford, MA  01886-0033
              Attn:  President

              IF TO EXECUTIVE:

              Brian C. Quirk
              48 Audrey Road
              Belmont, MA 02178


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         Either party may change its address for receiving notices by giving notice to the other party.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


                                          ---------------------------------
                                          Brian C. Quirk

                                          GENRAD, INC.


                                          By________________________________
                                            Jim F. Lyons
                                            Its President


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                                    EXHIBIT A


         "Change of Control" means the occurrence of any of the following events:

                  (1) any Person becomes the owner of 20% or more of the Company's Common Stock; provided, however, that the Board of Directors of the Company may unilaterally amend this clause (1) to increase the 20% threshold to any percentage up to, but not exceeding, 50%; or

                  (2) individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the "Continuing Directors") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director after the Effective Date whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the Continuing Directors will be deemed to be a Continuing Director, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities and Exchange Act of 1934 (the "Exchange Act")) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                  (3) approval by the shareholders of the Company of a reorganization, merger, consolidation or other transaction that will result in the transfer of ownership of more than 50% of the Company's Common Stock; or

                  (4) liquidation or dissolution of the Company or sale of substantially all of the Company's assets.

         In addition, for purposes of this definition the following terms have the meanings set forth below:

         "Common Stock" means the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term "Common Stock" does not include shares of preferred stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board expressly so determines in any future transaction or transactions.

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         A Person will be deemed to be the "owner" of any Common Stock of which such Person would be the "beneficial owner", as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act.

         "Person" has the meaning used in Section 13(d) of the Exchange Act, except that "Person" does not include (i) the Employee, an Employee Related Party, or any group of which the Employee or Employee Related Party is a member, or (ii) the Company or a wholly-owned subsidiary of the Company or an employee benefit plan (or related trust) of the Company or of a wholly-owned subsidiary.

         An "Employee Related Party" means any affiliate or associate of the Employee other than the Company or a subsidiary of the Company. The terms "affiliate" and "associate" have the meanings given in Rule 12b-2 under the Exchange Act; the term "registrant" in the definition of "associate" means, in this case, the Company.